99.1 Press Release

Big Cat Energy Corporation and High Plains Gas Inc. Complete Strategic Investment

Gillette, Wyoming (January 5, 2011) Big Cat Energy Corporation (www.bigcatenergy.com) (“Big Cat”) (BCTE: OTCBB) and High Plains Gas Inc. (“High Plains”) (NXPN: OTCBB) are pleased to announce the completion of a definitive Sales Purchase Agreement (“Agreement”) for a strategic investment by High Plains into Big Cat Energy valued at $600,000.

“The closing of this strategic investment solidifies our commitment to the Powder River Basin, the coal bed methane (CBM) industry, and Big Cat's ARID® technology,” said Mark Hettinger, Chairman of High Plains.  "High Plains currently has numerous stranded wells that we intend to bring back online in 2011 and 2012.  The ARID technology will enable us to bring these wells online faster and be more cost effective and environmentally friendly than with any other commercially available water handling technology."

The strategic investment provides Big Cat with $200,000 in cash and 739,180 restricted shares of High Plains’ common stock.  High Plains received 20,000,000 restricted shares of Big Cat common stock (approximately 31% interest in Big Cat) and warrants to purchase an additional 10,000,000 shares at $0.15 per share.  Big Cat is preparing a registration statement for the shares and warrants to be filed with the SEC by the end of January.  Big Cat has also agreed to add Mark Hettinger, Chairman of High Plains, to its Board of Directors.

The ARID Aquifer Recharge Injection System and Service is an ingenious, environmentally friendly and cost-effective solution for coal bed methane (CBM) produced water handling with many advantages for well operators and land owners.

“Big Cat will continue to work closely with the High Plains team to identify coalbed methane fields for priority implementation of ARID technology," commented Tim Barritt, CEO and President of Big Cat.  "The combination of ARID technology and Big Cat technical expertise will dramatically reduce High Plains' water handling costs by over 65%, saving them millions of dollars in costs over the next few years while meeting the current environmental standards."

About High Plains Gas

High Plains Gas, Inc. is a Gillette, Wyoming based energy company actively engaged in the acquisition, development and production of natural gas primarily in the Powder River Basin.  Through it’s wholly-owned subsidiary CEP – M Purchase LLC, the Company owns the former Marathon “North & South Fairway” assets.  These assets consist of 1,614 Coal Bed Methane wells with associated flow lines and over 155,000 net acres.  This combined with the company’s existing 92 natural gas wells gives the company a strong foundation in the natural gas industry.  High Plains Gas will pursue expansion opportunities for the profitable production and transmission of natural gas.  High Plains Gas believes it has unique expertise and experience in the refurbishment and reactivation of wells that produce natural gas from coal bed methane formations that helps position it strategically in the Powder River Basin.

High Plains Contact
High Plains Gas, Inc.
P.O. Box 1564
Gillette, WY 82717
(307) 686-5030
Email: ir@highplainsgas.com
www.highplainsgas.com
Investor Relations: (954)533-8954

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (“CBM”) well operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling produced water. Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Big Cat Energy Investor Relations
Tel: (877) 912-2283
Email: investor@bigcatenergy.com
Corporate Web: www.bigcatenergy.com
Investor Web: www.livecallir.com

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's annual reports filed with the Securities and Exchange Commission.

Statements made about our future expectations are forward-looking statements and subject to risks and uncertainties as described in our most recent filings made with the US Securities and Exchange Commission, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.